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                                                                       Exhibit 5
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                                January 29, 1999



Avant! Corporation
46871 Bayside Parkway
Fremont, California 94538

          Re:  Avant! Corporation (the "Company")
               Registration Statement for
               an aggregate of 878,366 Shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 378,366 shares of Common Stock available for issuance upon the Company's assumption of the options granted under interHDL, Inc.'s 1993 Stock Option Plan, and interHDL, Inc.'s 1996 Stock Plan and, (ii) 500,000 shares of Common Stock available for issuance under the options granted under Avant! Corporation 1995 Stock Option/Stock Issuance Plan. We advise you that, in our opinion, when such shares have been issued and sold under the applicable provisions of the 1993 Stock Option Plan, the 1996 Stock Plan, the 1995 Stock Option/Stock Issuance Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of Avant! Corporation's Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 /s/  Gunderson Dettmer Stough Villeneuve
                                 Franklin & Hachigian, LLP
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                                 Gunderson Dettmer Stough Villeneuve Franklin &
                                 Hachigian, LLP